Exhibit I

Execution Version

AMENDMENT TO SETTLEMENT AGREEMENT

This Amendment to the Settlement Agreement (this “Amendment”) dated March 4, 2016, is entered into by and among the persons and entities listed on Schedule A (collectively, the “Stadium Capital Group”, and each, individually, a “member” of the Stadium Capital Group), Big 5 Sporting Goods Corporation (the “Company”), Dominic P. DeMarco, in his individual capacity and as a member of the Stadium Capital Group, and Nicholas Donatiello, Jr., in his individual capacity.

WHEREAS, on April 30, 2015, the Stadium Capital Group, Mr. Donatiello and the Company entered into the Settlement Agreement (the “Agreement”);

WHEREAS, the parties to the Agreement now wish to extend and amend certain provisions of the Agreement;

WHEREAS, the parties to the Agreement provided that the Agreement may be amended only by an agreement in a writing executed by the parties to the Agreement; and

WHEREAS, the parties to the Agreement intend to amend only those specific provisions addressed in this Amendment, and otherwise not to change or affect any of the other provisions of the Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.           Capitalized Terms. Capitalized terms used but not defined herein have the meaning ascribed to them in the Agreement.

2.           Board and Board Committees.

(a)          Board Size and Replacement Directors. During the Standstill Period (as defined below), the Board and all committees and subcommittees of the Board shall not (a) seek to increase the size of the Board to more than eight (8) members or (b) change the classes on which the board members serve without the prior written consent of the Stadium Capital Group; provided, however, that the Board may recruit potential directors or director nominees, announce retirements or departures of directors and replace retired or departed directors (a “Replacement Director”) without the prior written consent of the Stadium Capital Group so long as (i) the Board is not increased to more than eight (8) members during the Standstill Period and (ii) if the Company continues to have a classified board of directors, the Replacement Director will be appointed to the same class of the Board as the departing director whom he or she replaces. The Company also agrees that any Replacement Director appointed pursuant to this Section 2(a) shall (A) meet all director independence and other standards of Nasdaq and the Securities and Exchange Commission (the “SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (B) be qualified to serve as a director under the Delaware General Corporation Law (the “DGCL”) (clauses (A) and (B), the “Independence Conditions”). Each Replacement Director will promptly advise the Nominating Committee if he or she ceases to satisfy any of the Independence Conditions.

(b)          Committees of the Board.

(i)          Compensation and Nominating Committees. The Board shall take all actions necessary to reappoint Mr. DeMarco as a member of the Compensation Committee and Mr. Donatiello as a member of the Nominating Committee.

(ii)         Value Creation Committee. The charter for the Value Creation Committee shall be amended as set forth on Exhibit A hereto. Additionally, with the exception of Steven G. Miller, the Value Creation Committee shall be comprised solely of members of the Board who qualify as “independent” pursuant to the standards of Nasdaq. The Value Creation Committee shall be co-chaired by

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Mr. DeMarco and Mr. Van B. Honeycutt; the other members of the Value Creation Committee shall be Mr. Galvin (or, in the event Mr. Galvin is unable to serve on the Value Creation Committee at any time during the Standstill Period, an additional director as mutually agreed upon by the Board and the Stadium Capital Group; provided that, for the avoidance of doubt, the Value Creation Committee will continue with three members until the additional director is appointed) and Mr. Miller. During the Standstill Period, the Value Creation Committee (i) shall have no more than four (4) members, one of whom shall be designated by the Stadium Capital Group and (ii) shall have two (2) co-chairs, one of whom shall be designated by the Stadium Capital Group.

(iii)        Other Committees. Subject to the standards of Nasdaq, the Board and all committees and subcommittees of the Board shall take all actions necessary and appropriate to ensure that each committee and subcommittee of the Board formed during the Standstill Period (other than a committee or subcommittee formed to evaluate and/or take action with respect to (a) the ownership of shares by the Stadium Capital Group, (b) the exercise of the Company’s rights or enforcement of any of the Stadium Capital Group’s obligations under the Agreement (including this Amendment) or (c) any transactions proposed by the Stadium Capital Group or any of its affiliates) includes at least one Stadium Capital Designee or one Stadium Capital Replacement Director. Except as specifically provided above, the Company agrees that, during the Standstill Period, neither the Company nor the Board shall create any committee that has the right to exercise all of the authority of the Board in the management of the business affairs of the Company unless Mr. DeMarco (or, if Mr. DeMarco is no longer serving on the Board, Mr. Donatiello or a Stadium Capital Replacement Director) is appointed to such committee.

3.            Standstill.

(a)          The Stadium Capital Group agrees that, until the earlier of (i) ten (10) days prior to the deadline for submission of stockholder nominees for the Company’s 2017 annual meeting of stockholders or (ii) the date that is 100 days prior to the first anniversary of the 2016 Annual Meeting (the “Standstill Period”), neither it nor its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) (collectively and individually referred to as the “Stadium Capital Affiliates,” provided that no portfolio company of the Stadium Capital Group shall be deemed a “Stadium Capital Affiliate”) shall, directly or indirectly, alone or in concert with others:

(i)          make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) except as otherwise provided for in the Agreement (including this Amendment);

(ii)         form, join, or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Stadium Capital Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in the Agreement (including this Amendment);

(iii)        acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, any securities of the Company that would result in the Stadium Capital Group (together with the Stadium Capital Affiliates) owning, controlling or otherwise having any beneficial or other ownership interest in more than 14% in the aggregate of the shares of Common Stock outstanding at such time; provided, that, nothing herein will require Common Stock to be sold to the extent the Stadium Capital Group and the Stadium Capital Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock;

(iv)        sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Stadium Capital Group or any Stadium Capital Affiliate to any

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person or entity that is not (A) a party to the Agreement, (B) a member of the Board, (C) an officer of the Company or (D) a Stadium Capital Affiliate (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”), that would knowingly result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 10% of the shares of Common Stock outstanding at such time, except in a transaction approved by the Board or in an arms-length transaction to a nationally recognized brokerage firm where the Stadium Capital Group is not otherwise aware of the identity of the buyer of the shares;

(v)         (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any tender or exchange offer, merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or its material assets (each, an “Extraordinary Transaction”), or (C) call or seek to call a special meeting of stockholders;

(vi)        unless otherwise approved by the Board, take any public action in support of, take any action that would cause or require the Company to make public disclosure of, or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board (other than as provided in the Agreement (including this Amendment)); (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure (other than as provided in the Agreement (including this Amendment)); (D) seeking to have the Company waive or make amendments to the Charter or Bylaws (other than as provided in the Agreement (including this Amendment)), or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)       seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(viii)      seek, alone or in concert with others, representation on the Board, except as specifically provided for in the Agreement (including this Amendment);

(ix)         seek to advise, encourage, support or influence any person with respect to the voting or disposition of securities of the Company at any annual or special meeting of stockholders except as specifically provided for in the Agreement (including this Amendment);

(x)          make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or the Agreement (including this Amendment) that is inconsistent with the provisions of the Agreement (including this Amendment); or

(xi)         enter into any discussions, negotiations, agreements, or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

(b)          Each member of the Stadium Capital Group shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any Stadium Capital Affiliate, as applicable, to be present for quorum purposes and to be voted, at the 2016 Annual Meeting and at any adjournments or postponements thereof, in favor of (i) the re-election of any individual who is a director of the Company as of the date of this Amendment, subject, in each case, to nomination of such director by the Board, (ii) the 2016 Declassified Board Proposal, (iii) the 2016 Supermajority Voting Proposal, (iv) the “say-on-pay” vote regarding the compensation paid to the Company’s

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named executive officers and (v) the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditors for fiscal year 2016. Except as specifically set forth above, the Stadium Capital Group may vote their shares of Common Stock in their discretion.

For purposes of the Agreement (including this Amendment), the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(c)          Nothing in this Section 3 shall limit, in any way, any action that may be taken by any Stadium Capital Designee (or any Stadium Replacement Director), acting solely in their capacity as a director of the Company, as necessary and appropriate to comply with their fiduciary duties to the Company and its stockholders.

4.          Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Amendment and to consummate the transactions contemplated hereby; (b) this Amendment has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Amendment by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.          Representations of the Stadium Capital Group. The Stadium Capital Group, jointly and severally, represents and warrants as follows: (a) the Stadium Capital Group has the power and authority to execute, deliver and carry out the terms and provisions of this Amendment and to consummate the transactions contemplated hereby; (b) this Amendment has been duly and validly authorized, executed and delivered by the Stadium Capital Group, constitutes a valid and binding obligation and agreement of the Stadium Capital Group and is enforceable against the Stadium Capital Group in accordance with its terms; and (c) the Stadium Capital Group, together with the Stadium Capital Affiliates, beneficially owns, directly or indirectly, an aggregate of 2,890,811 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Stadium Capital Group, the Stadium Capital Affiliates or in which the Stadium Capital Group, the Stadium Capital Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise.

6.          Entire Agreement; Amendment. Other than as expressly set forth in this Amendment, the terms of the Agreement shall remain in full force and effect.

7.          SEC Filings.

(a)          The Company shall file promptly with the SEC a Form 8-K reporting entry into this Amendment (the “Form 8-K”) and appending this Amendment as an exhibit thereto.

(b)          The Stadium Capital Group shall promptly, but in no case prior to the date of filing of the Form 8-K by the Company, file an amendment to the Stadium Capital Schedule 13D, reporting the entry into this Amendment and appending this Amendment as an exhibit thereto.

8.          Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Amendment and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

9.           Counterparts. This Amendment may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties hereto, notwithstanding that not all parties are signatories to the same counterpart.

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IN WITNESS WHEREOF, each of the parties hereto has executed this AMENDMENT TO SETTLEMENT AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.

Big 5 Sporting Goods Corporation

By:	/s/ Steven G. Miller
Name:	Steven G. Miller
Title:	Chairman, President and CEO

[Signature Page — Amendment to Settlement Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this AMENDMENT TO SETTLEMENT AGREEMENT or caused the same to be executed by its duly authorized representative as of the date first above written.

Stadium Capital Management, LLC

By:	/s/ Alexander Seaver
Name:	Alexander Seaver
Title:	Manager

Stadium Capital Management GP, L.P.

By:	/s/ Alexander Seaver
Name:	Alexander Seaver
Title:	Manager

Stadium Capital Partners, L.P.

By:	/s/ Alexander Seaver
Name:	Alexander Seaver
Title:	Manager

Stadium Capital Qualified Partners, L.P.

By:	/s/ Alexander Seaver
Name:	Alexander Seaver
Title:	Manager

/s/ Dominic P. DeMarco
Dominic P. DeMarco

/s/ Nicholas Donatiello, Jr.
Nicholas Donatiello, Jr.

[Signature Page — Amendment to Settlement Agreement]

Schedule A

Members of Stadium Capital Group

Stadium Capital Management, LLC

Stadium Capital Management GP, L.P.

Stadium Capital Partners, L.P.

Stadium Capital Qualified Partners, L.P.

Dominic P. DeMarco

Exhibit A

Revised Value Creation Committee Charter

VALUE CREATION COMMITTEE CHARTER

Big 5 Sporting Goods Corporation

Value Creation Committee

Purpose

The Value Creation Committee is appointed by the Board of Directors (the “Board”) of Big 5 Sporting Goods Corporation (the “Company”) to, among other things, review the Company’s business, operations, capital allocations and strategy, explore profit enhancement opportunities for the Company’s business, and identify possible areas of value creation for the Company’s business and its stockholders, and to make recommendations to the Board on these issues. Additionally, the Committee shall continue to have primary responsibility for overseeing any independent financial advisors retained by the Committee in connection with the Committee’s purpose.

Membership and Meetings

The Committee shall consist of a maximum of four (4) directors. The Committee shall be co-chaired by Mr. Dominic P. DeMarco and Mr. Van B. Honeycutt; the other members of the Committee shall be Mr. Robert C. Galvin and Mr. Steven G. Miller. Subject to the terms of any agreement to which the Company may be party, the members of the Committee shall be appointed and may be removed solely for cause as defined by Delaware law, and shall serve for such term as the Board determines or until their successors are elected or appointed.

The Committee shall (i) meet as often as its members shall determine to be necessary, or meetings may be called by either Co-Chairman or any two (2) members of the Committee or the Chairman of the Board and (ii) hold meetings on at least two (2) business days’ prior written notice or such shorter period as to which the members of the Committee agree. The Committee shall keep minutes and other relevant documentation of all meetings held. The Co-Chairs of the Committee shall be responsible for scheduling all meetings of the Committee, determining the agenda for each meeting (following consultation with other members of the Committee), ensuring that the agenda for each meeting is circulated to each Committee member in advance of the meeting, presiding over meetings of the Committee and coordinating reporting to the Board. A vote of a majority of all members of the Committee will constitute an act of the Committee.

The Committee shall have reasonable access to members of management, and management shall furnish to the Committee (as well as its advisors) such financial information, projections and other information, support and cooperation as the Committee reasonably requests to assist it in performing its duties. In addition, the Committee may obtain reasonable assistance from officers of the Company, and shall have the authority to retain and engage independent financial, legal and/or other advisors or consultants as reasonably necessary at the expense of the Company in furtherance of the purposes and authority of the Committee as set forth above and below.

The Committee shall make regular reports to the Board, and all recommendations of the Committee shall be reported to the Board at the next regular meeting of the Board or otherwise as appropriate.

The Committee shall remain in effect until (A) the earlier of (i) ten (10) days prior to the deadline for submission of stockholder nominees for the Company’s 2017 annual meeting of stockholders or (ii) the date that is one hundred (100) days prior to the first anniversary of the Company’s 2016 annual meeting of stockholders or (B), if determined by the Board, thereafter.

Purpose and Authority

The Committee shall have the authority to do the following:

1.	review the Company’s business, strategy, performance and market conditions;

2.	explore profit enhancement opportunities for the Company’s business;

3.	develop an operating improvement plan for the Company’s business;

4.	identify ways to maximize the value of the business for the Company and its stockholders;

5.	retain independent financial, legal and/or other advisors and consultants at the expense of the Company to advise and assist it in considering these issues; and

6.	make recommendations to the Board for the Board’s consideration in deciding whether or not to approve and implement any (or all) of the above-referenced matters.

Confidentiality

Subject to and consistent with each Committee Member’s fiduciary and/or contractual duties to the Company and its stockholders, each member of the Committee shall preserve the confidentiality of the Committee’s communications, deliberations and recommendations and of information and material supplied to the Committee in the course of its duties (collectively, the “Confidential Information”). Consistent with the above-provision, no member of the Committee shall use any Confidential Information for a purpose other than as contemplated by this Charter or disclose any Confidential Information other than to (i) the Board, (ii) the Committee’s outside advisors or (iii) any person to whom disclosure of Confidential Information is required by law.

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